Exhibit 4.10

INVESTOR RELATIONS AGREEMENT

This Agreement is made as of this 26th day of June 2012 (the “Effective Date”), by and between Simplepons, Inc. (the “Company” or “QPON”), a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 220 Congress Park Drive, Suite 304, Delray Beach, Florida 33445 and American Capital Ventures, Inc. (the “Consultant”), a corporation duly organized and existing under the laws of the State of Florida, with offices at 2875 N.E. 191st Street, Suite 904, Aventura, Florida 33180.

WHEREAS, the Corporation operates as an e-commerce marketplace for luxury home and other consumer products at a discount. The Company provides products through a flash sale or daily deal for the subscribers of it’s website.

WHEREAS, the Company wishes to retain the services of the Consultant on a non-exclusive basis on the following terms and conditions:

1.            The Company hereby retains the services of the Consultant for a period of 12 months commencing on the Effective Date. At the end of the 45 (forty five) days the Company may, in its sole discretion, terminate this Agreement with 15 days written notice; provided however, that termination of this Agreement shall not affect Consultant’s right to any compensation that is earned prior to the termination date.

2.            In exchange for the Consulting Services (as that term is defined below) rendered by Consultant, the Consultant shall receive:

a)     On the effective date of this Agreement, Consultant will be issued 300,000 (three hundred thousand) shares of the restricted common stock of the Company (the “Shares”), which shall be issued in the following manner: 180,000 (one hundred eighty thousand) in the name of American Capital Ventures, Inc. and 120,000 (one hundred twenty thousand) in the name of Maplehurst Investment Group, LLC.. Upon 60 days after the effective the Consultant shall receive 200,000 (two hundred thousand) shares of the restricted common stock of the Company Group, LLC. The Consultant requests the shares be issued as follows: 120,000 in the name of American Capital Ventures and 80,000 shares to Maplehurst Investment Group, LLC. The parties acknowledge and agree that the Shares shall be fully earned upon payment and that the date of acquisition of the Shares is the effective date of this Agreement.

b)     Out of pocket expenses will be billed in arrears and are due and payable within (10) days of the Company’s receipt of the bill(s). All expenses are to be pre-approved by the Company.

3.            The Consultant will use its best efforts to provide the following services to the Company: (a) assist the Company in making presentations to interested high net worth individuals, brokerage firms, hedge funds and institutional investors that buy and follow the technology and online retail industry (b) coordinate meetings with analysts to cover the Company’s stock and help disseminate the Company’s investment profile to these analysts, as well as brokerage firms, hedge fund managers and institutional investors through a variety of electronic and manual sources, (c) a review of public relations and marketing materials that have been, or may be, distributed to the U.S. financial community and make appropriate suggestions as to how these materials can or should be changed, (d) advise the Company on symposium presentations, as well as investor conferences, (e) through media contacts, attempt to initiate interviews for the Company on news shows such as CNBC, CNN, FOX Business News and Bloomberg and (f) introduce the company to potential business opportunities that may exist within ACV’s network of contacts. The services referred to in this paragraph shall be known collectively as the “Consulting Services.”

4.            The Consultant is an independent contractor and shall have no right or authority to create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. This is not a joint venture agreement. No provision of this Agreement shall be construed to preclude the Consultant, or any officer, director, agent, assistant, affiliate or employee of the Consultant from engaging in any activity whatsoever, including, without limitation, receiving compensation for managing investments, or acting as an advisor, broker or dealer to, or participate in, any corporation, partnership, trust or other business entity or from receiving compensation or profit therefore. The Consultant shall have no obligation to present any business combination to the Company and shall incur no liability for its failure to do so.

5.            The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

6.            In the event the Consultant is subject to any action, claim or proceeding resulting from the Company's gross negligence or intentional breach of its representations, warranties or agreements made hereunder, Company agrees to indemnify and hold harmless the Consultant from any such action, claim or proceeding. Such indemnification shall include all fees and costs including reasonable attorney fees which the Consultant may incur. Consultant shall have the right to designate its own counsel for representation arising out of any indemnification.

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7.            In the event the Company is subject to any action, claim or proceeding resulting from the Consultant's gross negligence or intentional breach of its representations, warranties or agreements made hereunder, Consultant agrees to indemnify and hold harmless the Company from any such action, claim or proceeding. Such indemnification shall include all fees and costs including reasonable attorney fees which the Company may incur.

8.            This Agreement shall be binding upon the Company and the Consultant and their respective successors and assigns. This Agreement may not be assigned by the Consultant, without the Company’s consent.

9.            If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever; (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid illegal or unenforceable.

10.          No supplement, modification or amendment of this Agreement shall be binding unless memorialized in writing, signed by both parties hereto. No waiver of any of the provisions hereof by either party shall operate as, or constitute, a continuing waiver.

11.          This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute but one and the same document.

12.          This Agreement shall be governed by the laws of the State of Florida. The parties agree that, should any dispute arise concerning this Agreement, the dispute shall be litigated in the Courts of Miami-Dade County, Florida, using Florida law without reference to any choice of law considerations.

13.          This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

14.          This Agreement shall not be construed in any manner against the drafter hereof.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

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	Simplepons, Inc.		American Capital Ventures, Inc.
By:	/s/ Brian S. John	By:
	Name: Brian S. John		Name: Howard Gostfrand
	Title: CEO		Title: President